As filed with the Securities and Exchange Commission on July 31, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3199675
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3003 Oak Road, Walnut Creek, California 94597-2098

(Address of Principal Executive Offices) (Zip Code)

THE PMI GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN

(May 15, 2008 Amendment and Restatement)

THE PMI GROUP, INC. SAVINGS AND PROFIT SHARING PLAN

(Full titles of the plans)

Andrew D. Cameron

Group Senior Vice President and General Counsel

The PMI Group, Inc.

3003 Oak Road

Walnut Creek, California 94597-2098

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (925) 658-7878

Copy to:

John E. Aguirre, Esq.

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, California 94304-1050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $.01 par value per share, issuable under The PMI Group, Inc. Employee Stock Purchase Plan (May 15, 2008 Amendment and Restatement)	750,000 shares	$2.495	$1,871,250	$73.54
Common Stock, $.01 par value per share, issuable under The PMI Group, Inc. Savings and Profit Sharing Plan	300,000 shares (4)	$2.495	$748,500	$29.42
Total:	1,050,000 shares	$2.495	$2,619,750	$102.96

(1)	Includes preferred share purchase rights (the “Rights”) associated with each share of Common Stock registered hereunder. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under The PMI Group, Inc. Employee Stock Purchase Plan (May 15, 2008 Amendment and Restatement) and The PMI Group, Inc. Savings and Profit Sharing Plan (the “401(k) Plan”) described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of $2.495 per share, the average of the high and low prices per share of the Registrant’s Common Stock on the New York Stock Exchange on July 29, 2008.
(4)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Savings and Profit Sharing Plan.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement: (i) the latest annual reports of The PMI Group, Inc. (the “Registrant”) and The PMI Group, Inc. Savings and Profit Sharing Plan (the “Plan”), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant documents referred to in clause (i) above (other than the portions of these documents not deemed to be filed); and (iii) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than the portions of these documents not deemed to be filed), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

Inapplicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or, if there are no disinterested directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Registrant maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Article V of the Bylaws of the Registrant provides for indemnification of the directors and officers of the Registrant to the fullest extent permitted by law. In addition, the Bylaws provide for indemnification against expenses incurred by a director or officer to be paid by the Registrant in advance of the final disposition of such action, suit or proceeding; provided, however, that an advancement of expenses will be made only upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Registrant. The Bylaws further provide for a contractual cause of action on the part of directors and officers of the Registrant with respect to indemnification claims which have not been paid by the Registrant.

The Registrant also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

The Registrant has entered into indemnification agreements with its directors and executive officers that require the Registrant to indemnify such persons against all expenses (including attorneys’ fees and amounts paid in settlement), judgments, fines and penalties which are actually incurred in connection with any threatened, pending or completed action, suit or other proceeding (including an action by or in the right of the Registrant) to which such person is, was or is threatened to be made a party, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by applicable law and the Registrant’s Restated Certificate of Incorporation and Bylaws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Article Nine of the Registrant’s Restated Certificate of Incorporation limits to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may have been amended, the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for a breach of their fiduciary duty as directors. Section 102(b)(7) of the Delaware General Corporation Law currently provides that such provisions do not eliminate or limit the liability of a director (i) for a breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law), or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

ITEM 8.	EXHIBITS

4.1	The PMI Group, Inc. Employee Stock Purchase Plan (May 15, 2008 Amendment and Restatement), incorporated herein by reference to Appendix B to the Registrant’s Proxy Statement filed on April 8, 2008 (File No. 001-13664).

5.1	Favorable opinion letter, dated June 4, 2002, issued by the Internal Revenue Service to Merrill Lynch Pierce Fenner & Smith, Inc.

The Internal Revenue Service (the “IRS”) has issued a favorable opinion letter (the “Opinion Letter”) to Merrill Lynch Pierce Fenner & Smith, Inc. (“ML”), the sponsor of the prototype non-standardized profit sharing plan with cash or deferred arrangement document (the “Prototype Plan Document”) adopted by the Registrant to maintain The PMI Group, Inc. Savings and Profit Sharing Plan. The Opinion Letter provides that the form of the Prototype Plan Document is acceptable under Section 401 of the Internal Revenue Code (the “Code”). The Registrant is entitled to rely on the Opinion Letter with respect to the qualification of the Plan under Code section 401(a), as set forth in and to the extent provided by the Opinion Letter. A copy of the Opinion Letter is attached as Exhibit 5.1 to this registration statement in lieu of a determination letter on the Plan. The Registrant has been assured by ML that any future amendments to the form of the Prototype Plan Document will be submitted to the IRS in a timely manner, and all amendments required by the IRS in order to maintain the acceptability of the form of the Prototype Plan Document under Code Section 401 will be made by ML in a timely manner.

5.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.2 to this registration statement.

24.1	Power of Attorney of Officers and Directors (see pages 6 and 7 hereto).

24.2	Power of Attorney of Plan Committee.

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on the 31st day of July, 2008.

THE PMI GROUP, INC.
(Registrant)

/s/ L. Stephen Smith
L. Stephen Smith
Chairman of the Board and
Chief Executive Officer

The officers and directors of The PMI Group, Inc., whose signatures appear below, hereby constitute and appoint Andrew Cameron and Anthony D. Shore, and each of them, their true and lawful attorneys and agents, with full power of substitution and re-substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8 (including post-effective amendments), and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ L. Stephen Smith L. Stephen Smith	Chairman of the Board and Chief Executive Officer	July 31, 2008

Principal Financial Officer:

/s/ Donald P. Lofe, Jr. Donald P. Lofe, Jr.	Executive Vice President and Chief Financial Officer	July 31, 2008

Principal Accounting Officer:

/s/ Thomas H. Jeter Thomas H. Jeter	Senior Vice President, Chief Accounting Officer and Corporate Controller	July 31, 2008

Directors:

Signature	Title	Date
/s/ Mariann Byerwalter Mariann Byerwalter	Director	July 31, 2008

/s/ Carmine Guerro Carmine Guerro	Director	July 31, 2008

/s/ Wayne E. Hedien Wayne E. Hedien	Director	July 31, 2008

/s/ Louis G. Lower II Louis G. Lower II	Director	July 31, 2008

/s/ Raymond L. Ocampo Jr. Raymond L. Ocampo Jr.	Director	July 31, 2008

/s/ John D. Roach John D. Roach	Director	July 31, 2008

/s/ Steven L. Scheid Steven L. Scheid	Director	July 31, 2008

/s/ L. Stephen Smith L. Stephen Smith	Director – Chairman of the Board	July 31, 2008

/s/ José H. Villarreal José H. Villarreal	Director	July 31, 2008

/s/ Mary Lee Widener Mary Lee Widener	Director	July 31, 2008

/s/ Ronald H. Zech Ronald H. Zech	Director	July 31, 2008

THE PMI GROUP, INC. SAVINGS AND PROFIT SHARING PLAN

Pursuant to the requirements of the Securities Act of 1933, the administrator of The PMI Group, Inc. Savings and Profit Sharing Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on the 31st day of July, 2008.

Signature	Title	Date

* Charles F. Broom	Member of the Plan Committee	July 31, 2008

* Margaret W. Huang	Member of the Plan Committee	July 31, 2008

* Sue McKaig	Member of the Plan Committee	July 31, 2008

* John G. Miscisin	Member of the Plan Committee	July 31, 2008

* Rhoda H. Rossman	Member of the Plan Committee	July 31, 2008

* Gary Van Nostern	Member of the Plan Committee	July 31, 2008

*By	/s/ Andrew D. Cameron
Andrew D. Cameron
Attorney-in-Fact

EXHIBIT INDEX

4.1	The PMI Group, Inc. Employee Stock Purchase Plan (May 15, 2008 Amendment and Restatement), incorporated herein by reference to Appendix B to the Registrant’s Proxy Statement filed on April 8, 2008 (File No. 001-13664).

5.1	Favorable opinion letter, dated June 4, 2002, issued by the Internal Revenue Service to Merrill Lynch Pierce Fenner & Smith, Inc.

The Internal Revenue Service (the “IRS”) has issued a favorable opinion letter (the “Opinion Letter”) to Merrill Lynch Pierce Fenner & Smith, Inc. (“ML”), the sponsor of the prototype non-standardized profit sharing plan with cash or deferred arrangement document (the “Prototype Plan Document”) adopted by the Registrant to maintain The PMI Group, Inc. Savings and Profit Sharing Plan. The Opinion Letter provides that the form of the Prototype Plan Document is acceptable under Section 401 of the Internal Revenue Code (the “Code”). The Registrant is entitled to rely on the Opinion Letter with respect to the qualification of the Plan under Code section 401(a), as set forth in and to the extent provided by the Opinion Letter. A copy of the Opinion Letter is attached as Exhibit 5.1 to this registration statement in lieu of a determination letter on the Plan. The Registrant has been assured by ML that any future amendments to the form of the Prototype Plan Document will be submitted to the IRS in a timely manner, and all amendments required by the IRS in order to maintain the acceptability of the form of the Prototype Plan Document under Code Section 401 will be made by ML in a timely manner.

5.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.2 to this registration statement.

24.1	Power of Attorney of Officers and Directors (see pages 6 and 7 hereto).

24.2	Power of Attorney of Plan Committee.